EXHIBIT 3.1

TOTVS S.A.

Corporate Taxpayer ID (CNPJ/ME): 53.113.791/0001-22 Company Registry (NIRE): 35.300.153.171

Publicly Held Company

BYLAWS1 OF TOTVS S.A.

CHAPTER I

NAME, REGISTERED OFFICE, PURPOSE, AND DURATION

Article 1 - TOTVS S.A. (“Company”) is a Brazilian corporation governed by these Bylaws and the applicable laws in force.

Paragraph 1 - Upon the Company's admission into the 'Novo Mercado' of B3 S.A. e - Brasil, Bolsa, Balcão (respectively, “Novo Mercado” and “B3” - major Brazilian stock exchange), the Company, its shareholders, including controlling shareholders, directors, officers and members of the fiscal council - when established, are subject to the listing provisions of the 'Novo Mercado' Regulation (the “Novo Mercado Regulation”).

Paragraph 2 - The provisions of such Novo Mercado Regulation shall prevail over the statutory provisions in case of any risk of damages to the rights of the recipients of the public offers provided for in these Bylaws.

Article 2 - The Company's headquarters and jurisdiction in the Capital City of Sao Paulo, State of Sao Paulo, Brazil, and the Board of Directors is responsible for determining its precise location.

Sole Paragraph - The Company may open, close, and change the address of branches, agencies, warehouses, offices, and any other facilities in Brazil upon resolution of the Board of Executive Officers, or abroad upon decision of the Board of Directors.

Article 3 - The Company's main purpose is to develop and create computer software. Company's ancillary activities: the provision of consulting and advisory services, exploitation of rights to use its own or third-party computer systems and software, including the rental of software and hardware, the provision of data processing services, training, and the purchase and sale of computers, its accessories, peripherals, and

1 Approved by the Extraordinary General Meeting held on April 27, 2020.

supplies, being able to import goods and services connected to its core activity, granting of franchising, retail sale of clothing and related items and their related items, research and technological innovation activities, technical support activity in information technology, including installation, set-up, and maintenance of computer programs and databases, provision of business management consultancy services, data processing activities, hosting, portals, internet information providers and services, outsourcing services, as well as taking part of and holding interests in other companies as a partner, shareholder or member.

Article 4 - The Company's term of duration is indefinite.

CHAPTER II

CAPITAL STOCK

Article 5 - The Company's fully subscribed and paid-in capital stock is of R$ 1,382,508,564.43 (one billion, three hundred and eighty-two million, five hundred and eight thousand, five hundred and sixty-four Reals and forty-three cents of Real), divided into 577,913,181 (five hundred and seventy-seven million, nine hundred and thirteen thousand, one hundred and eighty-one) common shares, all of them registered, book- entry shares, with no par value.

Sole Paragraph - The Company cannot issue preferred shares.

Article 6 – The Company is authorized to increase its capital stock up to the limit of two billion and five hundred million Reals (R$ 2,500,000,000.00).

Paragraph 1 – Within the limit authorized in this Article, the Company may, upon resolution of the Board of Directors, increase its capital stock, irrespective of any amendment to the Bylaws. The Board of Directors shall establish the issuance conditions, including the price and payment period.

Paragraph 2 – Within the limit of authorized capital, the Board of Directors may determine the issuance of subscription bonus.

Paragraph 3 – Within the limit of authorized capital and in accordance with the plans approved by the General Meeting, the Board of Directors may grant stock option or share subscription to the members of its Management (“Managers”) and employees (“Employees”), as well as to the managers and employees of other companies directly or indirectly controlled by the Company, without granting preemptive rights to shareholders.

Paragraph 4 – The Company is barred from issuing founders’ shares.

Article 7 – The capital stock shall be solely represented by common shares and each common share entitles one vote with respect to the resolutions of the General Meeting.

Article 8 – All Company’s shares are registered and held in a deposit account with a financial institution authorized by the Brazilian Securities Commission (“CVM”), on behalf of their holders, without certificates.

Sole Paragraph – Any transfer and registration costs, as well as any service costs related to the registered shares, may be charged directly to the shareholder by the underwriting institution, as defined in the stock registration agreement.

Article 9 – The Board of Directors may decide on the exclusion or reduction of preemptive rights for the purpose of issuing shares, debentures convertible into shares and subscription bonuses, whose placement takes place by sale in stock exchanges or public subscription, or through swap of shares in a public tender offer, as provided by law, within the limits of its authorized capital.

CHAPTER III

GENERAL MEETING

Article 10 – The General Meeting shall regularly meet once a year and, on an extraordinary basis, when called, pursuant to Law 6,404, of December 15, 1976 (“Brazilian Corporations Act”) or to these Bylaws.

Paragraph 1 – Any General Meeting’s resolutions shall be taken by the absolute majority of votes cast.

Paragraph 2 – The General Meeting that may decide on the delisting of the Company as a publicly-held company, or its delisting from the Novo Mercado shall be called at least thirty (30) days in advance.

Paragraph 3 – Any resolution about any change to or exclusion of Article 47 of these Bylaws shall be taken by the absolute majority of votes, complying with the required minimum quorum of thirty percent (30%) of the voting capital for taking resolutions.

Paragraph 4 – The General Meeting may only resolve on the agenda matters included in the respective call notice, subject to the exceptions set forth in the Brazilian Corporations Act.

Paragraph 5 – At the General Meetings, the shareholders shall submit, with at least forty eight (48) hours in advance, in addition to the identity card and/or applicable corporate documents evidencing legal representation, as the case may be: (i) evidence issued by the underwriting institution, no longer than five (5) days before the date the General Meeting; (ii) the proxy with the grantor’s notarized signature; and/or (iii) with respect to the shareholders taking part in the fungible custody of book-entry shares, the statement including the respective ownership interest issued by the applicable body.

Paragraph 6 – The minutes of Meetings shall be: (i) drawn up in the General Meetings Minutes Book as a summary of the events occurred, including the summarized indication of the votes cast by the attending shareholders, the blank votes and abstentions; and (ii) published without signatures.

Article 11 – The General Meeting shall be installed and presided over by the Board of Directors’ Chairman or, in his absence or impediment, installed and presided over by another Director, Executive Officer or shareholder nominated in writing by the Board of Directors’ Chairman. The General Meeting’s Chairman shall nominate up to two (2) Secretaries.

Article 12 – In addition to the duties provided for by law, the General Meeting shall be responsible for:

(i)	electing and dismissing any Board of Directors’ members;
(ii)	establishing the overall annual compensation of the members of the Board of Directors and of the Board of Executive Officers, as well of the Fiscal Council, if convened;
(iii)	changing the Bylaws;
(iv)	resolving on the dissolution, winding-up, merger, spin-off, amalgamation of the Company or of any company into the Company;
(v)	assigning share bonuses and deciding on possible splits or reverse splits of shares;
(vi)	approving plans for granting of stock options or share subscription to its Managers and Employees, as well to the managers and employees of other companies directly or indirectly controlled by the Company;

(vii)	resolving, in accordance with proposal submitted by management, on the allocation of profit for the year and dividend distribution;
(viii)	electing the liquidator, as well as the Audit Board which shall operate during the winding- up period;
(ix)	resolving on the delisting from the Novo Mercado of B3;
(x)	exempting from conducting public tender offer as a prerequisite for the Company to delist from the Novo Mercado;
(xi)	resolving on the Company’s deregistration as a publicly-held company with the CVM, except for the provisions of Article 49 (ii) of these Bylaws; and
(xii)	resolving on any matters submitted by the Board of Directors.

Sole Paragraph – The resolution referred to in item (x) of this Article must be taken by majority vote of shareholders of outstanding shares attending the Meeting, and blank votes are not recorded. If held on first call, the Meeting must be attended by shareholders representing at least two thirds (2/3) of total outstanding shares; if on second call by any number of shareholders of outstanding shares.

CHAPTER IV

MANAGEMENT BODIES

Section I - General Provisions Common to the Management Bodies

Article 13 – The Company shall be managed by the Board of Directors and the Executive Officers.

Paragraph 1 – The investiture of the members of the Board of Directors and the Executive Officers is subject to their signing the instrument of investiture, which must include their agreement with the arbitration clause provided for in Article 53, exempt of any management guarantee.

Paragraph 2 – The Managers shall remain in their positions up to the investiture of their deputies, except if resolved differently by the General Meeting or by the Board of Directors, as the case may be.

Article 14 – The General Meeting shall establish the overall annual compensation for distribution among Managers, and the Board of Directors shall be responsible for individually allocating such amounts, after considering the People and Compensation Committee report, pursuant to the provisions of Article 22 of these Bylaws.

Article 15 – Except as provided on these Bylaws, any of the management bodies or technical committees shall legally meet with the attendance of the majority of its respective members and resolutions shall be taken by absolute majority of votes of the attending members.

Sole Paragraph – For the meeting to be valid, the prior call for the meeting may only be waived if all members are present. Any management body members who state their vote by means of a proxy in favor of another member of the respective body, either by written vote in advance or written vote transmitted by fax, electronic mail or by any other means of communication shall be deemed as present.

Section II - Board of Directors

Article 16 – The Board of Directors shall be composed of at least five (5) and at the most nine (9) members, elected and dismissible by the General Meeting, with a unified term of office of two (2) years, with reelection allowed.

Paragraph 1 – At least two (2) or twenty percent (20%), whichever higher, of the Board of Directors’ members must be independent members, as defined in the Novo Mercado Rules, and the characterization of persons appointed to the Board of Directors as independent members must be resolved at the General Assembly that elects them. In the event the calculation of this percentage results in a fraction number, the Company shall round to a full number.

Paragraph 2 – At the Annual General Meeting the purpose of which is to resolve on the election of the Board of Directors, having in mind the expiration of the Board’s term of office, the shareholders shall determine the effective number of members of the Board of Directors for the next term.

Paragraph 3 – The Board of Directors’ members shall have flawless reputation, and may not be elected, except for General Meeting waive, any individual who (i) holds positions in companies which may be deemed as Company’s competitors; or (ii) has or represents any interests conflicting with the Company. Members of the Board of Directors shall not exercise their voting right in case the aforementioned impediment factors occur.

Paragraph 4 – The Board of Directors’ members may not have access to any information or take part in any Board of Directors’ meetings related to matters they have or represent any interests which conflict with those of the Company.

Paragraph 5 – For better performance of its duties, the Board of Directors may set up any committees or workgroups with defined purposes, always seeking to advise the Board of Directors, and these committees shall be composed of individuals nominated among management and/or other persons directly or indirectly related to the Company.

Article 17 – The Board of Directors shall have one (1) Chairman and one (1) Vice- Chairman, who shall be elected by absolute majority of votes of the attendees, at the first Board of Directors’ meeting held immediately after the investiture of such members, or in case of a resignation or vacancy in these positions. The Vice-Chairman shall exercise the Chairman’s duties in his temporary absences and impediments, irrespective of any formality. In the event of any temporary absence or impediment of the Chairman and the Vice-Chairman, the Chairman’s duties shall be exercised by another Board of Directors’ member nominated by the Chairman.

Paragraph 1 – The positions of Chairman of the Board of Directors and Chief Executive Officer or main executive officer of the Company may not be accumulated by the same person.

Paragraph 2 - The Board of Directors’ Chairman shall call and chair the Board of Directors meetings and the General Meetings, except for, with respect to the General Meetings, the cases in which another member of the Board of Directors, Executive Officer or shareholder is appointed by the Chairman in writing to preside over the meeting.

Paragraph 3 – In the Board of Directors’ resolutions, the Chairman shall be entitled to the casting vote in case of a draw.

Article 18 – The Board of Directors shall regularly meet six (6) times per year, and on an extraordinary basis, whenever called by the Chairman or by the majority of its members. The Board of Directors meetings may be held via conference call, videoconference or by any other means of communication that allows for the identification of the member and the simultaneous communication with all other persons attending the meeting.

Paragraph 1 – Calls for the meetings shall be made by means of a written notice to be delivered to each member of the Board of Directors at least five (5) days in advance, including the agenda,

place, date and time of the meeting.

Paragraph 2 – All Board of Directors’ resolutions shall be stated in the minutes drawn up in the respective Minutes Book of the Board of Directors’ Meetings and executed by the attending Directors.

Article 19 – In addition to other duties assigned to it by law or these Bylaws, the Board of Directors shall be responsible for:

(i)	establishing the overall guidance for the Company’s business;
(ii)	electing and dismissing the Company’s executive officers and establishing their duties;
(iii)	calling the General Meeting, when deemed applicable, or pursuant to Article 132 of the Brazilian Corporations Act;
(iv)	inspecting the Executive Officers’ management, reviewing, at any time, the

Company’s books and papers and requesting information on any agreements entered into or to be entered into and any other acts;

(v)	choosing and dismissing the Company’s independent auditors;
(vi)	providing a prior opinion on the Management Report and the accounts of the Executive Officers and resolving on their submission to the General Meeting;
(vii)	approving the annual and multiannual budgets of the Company, its controlled and affiliated companies, the strategic plans, the expansion projects and investment programs of the Company, as well as following its performance;
(viii)	resolving on the opening, closing and modification of branches of the Company abroad;
(ix)	authorizing the issuance of Company’s shares and subscription bonuses, within the Company’s authorized capital limit;
(x)	resolving on the Company’s purchase of its own shares to be held in treasury and/or for later cancellation or sale;

(xi)	resolving on the granting of stock options or share subscription to its Managers and Employees, as well as to the managers and employees of other companies directly or indirectly controlled by the Company, without preemptive rights for any shareholders pursuant to the plans approved at General Meetings, after taking into account the People and Compensation Committee Report;
(xii)	submitting to the Annual General Meeting a proposal for allocation of the fiscal years’ net profit;
(xiii)	distributing among the Executive Officers, individually, the portion of the overall annual compensation of the Managers established by the General Meeting, after considering the People and Compensation Committee Report;
(xiv)	resolving on any deals or agreements between (a) the Company and its controlled companies (except for wholly-owned controlled companies) and (b) between the Company or its controlled companies (whether wholly owned or not) and any of their Managers and/or shareholders (including companies directly or indirectly controlled by said managers and/or shareholders, or by any third parties related to them);
(xv)	resolving, as delegated by the General Meeting, when debentures are issued by the

Company, on the period and conditions for maturity, amortization or redemption, on the period and conditions for payment of interest, profit sharing and repayment premiums, if any, and on the subscription and placement methods, as well as the types of debentures;

(xvi)	resolving on the subscription, purchase, sale or encumbrance by the Company of any shares or securities issued by any of the Company’s controlled or affiliated companies, except in connection with operations involving exclusively the Company and wholly owned entities;
(xvii)	resolving on the Company’s participation in other entities, as well as any involvement in other endeavors, including as a member of a consortium or a party to a silent partnership.
(xviii)	deciding on the payment or credit of interest on equity to shareholders, according to applicable laws;
(xix)	resolving on the distribution of interim dividends, including at the expense of accumulated profits or profit reserves from the latest annual or interim balance sheet;
(xx)	resolving on the assignment or transfer to a third party, by any means, of intellectual or industrial rights of the Company and/or of a company directly or indirectly controlled by it, except for a remunerated licensing made by the Company in the ordinary course of business;
(xxi)	authorizing the following acts in amounts exceeding five (5) percent of the subscribed corporate capital, such amount to be taken in consideration of isolated transactions or sets of related transactions: (a) purchase by the Company, by any means, of assets in other companies, including its controlled or affiliated companies; (b) divesture of assets from permanent assets, (c) provision of warranties of any nature by the Company; (d) granting of loans in favor of any third parties; (e) investing in expansion and improvement projects; (f) entering into long- or short-term debt operations; and (g) entering into any long-term agreements (with a duration in excess of one year);
(xxii)	manifesting favorable or otherwise regarding any public offer of shares that has as object the shares of the Company, through prior informed opinion, issued within 15 days of publication of the notice of public offering acquisition of shares, which should address at least (a) the convenience and opportunity of the public offer for acquisition of shares and the interest of the Company and of all shareholders, including in relation to the price and potential impacts on the liquidity of shares (b) strategic plans disclosed by the issuer in relation to the Company, (c) alternatives to the acceptance of supply public acquisition of shares available in the market; (d) the economic value of the Company; and (e) other items which the Board deems appropriate, as well as information required by applicable rules established by the CVM; and
(xxiii)	expressing opinion on the terms and conditions of corporate reorganizations, capital increases and other transactions that originate a change in control, and documenting if they assure fair and equity treatment to the company’s shareholders

Paragraph 1- The Company shall not grant loans or guarantees to its Board of Directors’ members or Executive Officers, except proportionally to the extent that these loans or guarantees are available to the Employees or clients of the Company.

Paragraph 2 – The Company representative’s vote in favor of any resolution regarding the topics listed in Article 19 at General Meetings and other corporate bodies of the Company’s directly or indirectly controlled companies shall require the approval of the Company’s Board of Directors.

Section III – Management’s Supporting Committees

Article 20 – The Company shall have the following advisory committees to the Board of Directors, as provided in the charter approved by the Board of Directors:

(i)	Audit Committee;
(ii)	People and Compensation Committee; and
(iii)	Governance and Nomination Committee.

Paragraph 1 – The advisory committees will have advisory but not deliberative functions, and must study the matters within their authority and draft the proposals for the Board of Directors.

Paragraph 2 – The term of office of advisory committee members will coincide with the term of office of the Directors and they may be reelected for four (4) more consecutive terms.

Paragraph 3 – The advisory committees will meet in the frequency defined by the annual calendar approved by the Board of Directors, ordinarily up to four (4) times a year, or extraordinarily when requested by the coordinator or the majority of their members.

Paragraph 4 – Each advisory committee will have a coordinator and its tasks and rules of functioning will be defined in the charter approved by the Board of Directors.

Paragraph 5 – The advisory committees will report to the Board of Directors and will have autonomy in relation to the Board of Executive Officers.

Paragraph 6 – Members of the committees are subject to the same duties as Directors, envisaged in the Bylaws, the disclosure and trading policies, the Code of Ethics and Conduct, and the duties and responsibilities of managers as per articles 153 to 159 of Brazilian Corporations Law.

Article 21 – The People and Compensation Committee must consist of at least three (3) members, all Directors, and at least two (2) of whom must be independent.

Article 22 – The People and Compensation Committee shall exercise consulting functions and shall assist the Board of Directors to establish the terms of the compensation and other benefits and payments to be received on any account from the Company by Executive Officers and Board Members. The following is incumbent upon the People and Compensation Committee, among other responsibilities established in its charter:

(i)	submitting to the Board of Directors a proposal for distribution of the overall annual compensation to the Executive Officers and Board Members, based on the information technology market standards and following up on the payment of compensation and, if the compensation is not in line with the information technology market standards, informing said fact to the Board of Directors;
(ii)	expressing an opinion on the grant of stock options or share subscriptions to the Company’s Managers and Employees; and
(iii)	expressing an opinion on the profit sharing of the Company’s Executive Officers and Employees.

Article 23 – The Audit Committee must consist of at least three (3) members, the majority being Directors, all of them independent, and at least one (1) of whom must have recognized experience in corporate accounting matters.

Paragraph 1 – In addition to other duties assigned to it by its charter, the Audit Committee has the following responsibilities:

(i)	provide opinion on contracting or removing independent audit services;
(ii)	evaluate the quarterly information, interim financial statements and annual financial statements;
(iii)	monitor the activities of the Company’s internal audit and internal controls department;
(iv)	evaluate and monitor the Company’s risk exposures;
(v)	evaluate, monitor and recommend to the management corrections or improvements to the internal policies of the Company, including the policy on related-party transactions;
(vi)	analyze if the Company has the means to receive and deal with information on noncompliance with legal and regulatory provisions applicable to the Company, as well as internal regulations and codes, and also laying down specific procedures to protect the provider and the confidentiality of information; and
(vii)	give opinions on proposals by management bodies to be submitted to the Shareholders Meeting, related to change in capital, issue of debentures or subscription warrants, investment plans and/or capital budgets, distribution of dividends, transformation, merger, consolidation or spin-off, tax issues and structured financial operations.

Paragraph 2 – The coordinator of the Audit Committee shall attend the shareholders meeting of the Company and will remain at the disposal of shareholders to provide clarifications and information.

Article 24 – The Governance and Nomination Committee will consist of at least three (3) members, all Directors, with at least two (2) Independent Directors.

Article 25 – In addition to other duties assigned to it by its charter, the Governance and Nomination Committee shall have the following responsibilities:

(i)	recommend and monitor the adoption of corporate governance good practices, as well as the effectiveness of processes, proposing updates and improvements when necessary;
(ii)	establish the channels and processes for interaction between long-term shareholders of the Company and the Board of Directors, especially on the issues of strategy, governance, compensation, succession and membership of the Board of Directors;
(iii)	select and recommend to the Board of Directors people who, meeting the legal requirements and the needs of the Company, and after hearing the relevant stakeholders, could be candidates to make up the slates to be approved by the Board of Directors – or individually – for submission for election by the Shareholders Meeting;
(iv)	select and recommend to the Board of Directors people who, meeting the legal requirements and the needs of the Company, could be nominated to the Board of Directors’ Advisory Committees;

(v)	select and recommend to the Board of Directors people for the position of Director to fill up vacancies;
(vi)	select and recommend to the Board of Directors people for the Fiscal Council of the Company, if constituted;
(vii)	support the Chairman of the Board of Directors in organizing a formal and periodical performance appraisal process of the Board of Directors and the Directors, to be conducted annually.
(viii)	ensure the existence, effectiveness and implementation of an executive succession plan and monitor its execution with the People and Compensation Committee;
(ix)	express opinion on the disclosure of the Company’s governance practices, including in the Reference Form and Management Proposal for the Shareholders Meeting;
(x)	express opinion on the membership of persons related to the Company on the Boards of Directors, Advisory Committees to the Board of Directors and Audit Boards of other companies, whether publicly or privately held companies.
(xi)	support the Board of Directors in evaluating the candidates for Directors regarding their credentials as independent members.

Section IV- Board of Executive Officers

Article 26 – The Board of Executive Officers shall be composed of a minimum of five (5) and a maximum of twenty (20) members, including the following positions, whose duties shall be determined by the Board of Directors: (i) Chief Executive Officer, (ii) Chairman Director; (iii) up to eight (8) Vice Presidents, and (iv) up to ten (10) Executive Officers. The Officers may accumulate positions and shall serve for a unified term of two (2) annual terms, where an annual term shall be deemed to be the period between two (2) Annual General Meetings, reelection being allowed.

Article 27 – In the event of the absence or impediment of any officer, the Board of Executive Officers shall name a pro-tem replacement from among its members, with the condition that the Chief Executive Officer and the President shall stand in for one another in the performance of the respective duties, including where such a position is not filled or is left vacant mid-term.

Article 28 – In the event of the vacancy of any position, the Board of Directors may designate a substitute Officer who shall serve for the duration of the remaining term of the replaced Officer’s term.

Article 29 – Vice-Presidents and Executive Officers shall cooperate with the Chief Executive Officer and the President in the management of business and the conduction of corporate services.

Article 30 - The Board of Executive Officers holds all the powers to carry out the acts required for the Company’s normal operation and for fulfilling its business purpose, however special they may be, including waiver of rights, negotiation and agreement, subject to any applicable legal or statutory provisions. It shall be responsible for managing the Company’s business, particularly:

(i)	complying with and causing the compliance with these Bylaws and the resolutions of the Board of Directors and the Annual Meeting;
(ii)	annually submitting, to the appreciation of the Board of Directors, the Management Report and the accounts of the Board of Executive Officers, supported by the independent auditors’ report, as well as the proposal for allocation of income determined in the prior year;
(iii)	proposing to the Board of Directors the annual and multiannual budgets of the

Company, its controlled and affiliated companies, as well as the Company’s strategic plans, expansion projects and investment projects;

(iv)	deciding on any matter that is not of exclusive responsibility of the General Meeting or the Board of Directors; and
(v)	resolving on opening, changing and closing branches, warehouses, offices and any other facilities or units in Brazil.

Article 31 – The Company shall be legally bound whenever represented by two (2) members of the Board of Executive Officers, or one (1) member of the Board of Executive Officers and one (1) proxy, or by two (2) proxies within the limits of their corresponding authority. Paragraph 1 – The Company may be represented by a single Executive Officer or a single proxy in the following cases:

(i)  before any direct or indirect public administration body for the purposes of acts not involving the acceptance or waiver of rights and obligations; (ii) pursuant to “ad judicia” powers of attorney, i.e., for courts in general; and (iii) at general shareholders’ meetings, or meetings of shareholders or quota- holders in companies or investment funds where the Company is a participant; and (iv) elsewhere as specified by the Board of Directors.

Paragraph 2 – All powers of attorney shall be granted jointly by two (2) Executive Officers.

Paragraph 3 – The Company shall be represented severally by any of the Executive Officers or a duly appointed proxy for the purposes of service of process or legal notices and for personal testimony.

CHAPTER V

FISCAL COUNCIL

Article 32 - The Fiscal Council shall operate on a non-permanent basis, with the powers and duties assigned to it by law and shall only be convened upon General Meeting resolution, or at shareholders’ request, in the cases provided for by law.

Article 33 – When established, the Fiscal Council shall be composed of three (3) sitting members and an equal number of deputies, shareholders or not, elected and removable from office at any time by the General Meeting.

Paragraph 1 - The Fiscal Council members shall have the unified term of office of one (1) year, with reelection allowed.

Paragraph 2 - The Fiscal Council members, at its first meeting, shall elect its Chairman.

Paragraph 3 - The office of the Members is conditioned on the signing of the instrument of investiture, which must include the agreement to arbitration clause referred to in Article 53.

Paragraph 4 - The Fiscal Council members shall be replaced, upon any absences and impediments, by their respective deputies.

Paragraph 5 - In the event a Fiscal Council member position is vacant, the respective deputy shall take office; in case there is no deputy, the General Meeting shall be called to arrange for the election of a new member for the vacant position.

Paragraph 6 – Any person who has a relationship with any company deemed to be a competitor of the Company (“Competitor”) may not be elected for the position of member of the Company’s Fiscal Council, and it is prohibited the election of any person who, among other things, is: (i) an employee, shareholder or member of a management, technical or fiscal body of the Competitor or of the Competitor’s Controlling Party or Controlled Companies (as set forth in Article 42, Paragraph 1 of these Bylaws); (ii) a spouse or relative up to second degree of consanguinity of a member of a management, technical of fiscal body of the Competitor, or of the Competitor’s Controlling Party or Controlled Companies.

Article 34- When convened, the Fiscal Council shall meet whenever required, as provided for by law, and analyze, at least on a quarterly basis, the Company’s financial statements.

Paragraph 1 - Irrespective of any formalities, any meeting attended by all Fiscal Council members shall be deemed as regularly called.

Paragraph 2 - The Fiscal Council states its position by absolute majority of votes, with the attendance of most of its members.

Paragraph 3 - All Fiscal Council’s resolutions shall be stated in the minutes drawn up in the respective Fiscal Council Minutes and Opinions book and executed by the attending Board members.

Article 35 - The Fiscal Council members’ compensation shall be determined by the Annual General Meeting electing such members, subject to Paragraph 3 of Article 162 of the Brazilian Corporations Act.

CHAPTER VI

PROFIT DISTRIBUTION

Article 36 - The fiscal year begins on January 1st and ends on December 31st of each year.

Sole Paragraph - At the end of each fiscal year, the Board of Executive Officers shall prepare the Company’s financial statements, pursuant to any applicable legal provisions.

Article 37 - Together with the financial statements for the year, the Board of Directors shall submit to the Annual General Meeting a proposal on the appropriation of net income for the year, calculated after the deduction of any profit-sharing referred to in Article 190 of Brazilian Corporations Act, in accordance with the provision in Paragraph 1 of this Article, adjusted for purposes of calculation of dividends pursuant to Article 202 of the same law, subject to the following deduction order:

(i)	five percent (5%), at least, for the legal reserve, until it reaches twenty percent (20%) of the capital stock. In the year in which the legal reserve balance plus the capital reserve amounts exceeds thirty percent (30%) of the capital stock, the appropriation of part of net income to the year for the legal reserve shall not be mandatory; and
(ii)	the portion required for payment of a mandatory dividend may not be lower, in each year, than twenty five percent (25%) of the annual adjusted net income, as set forth in Article 202 of the Brazilian Corporations Act.

Paragraph 1 - The General Meeting may assign to the members of the Board of Directors and of the Board of Executive Officers a profit-sharing portion not higher than ten percent (10%) of the outstanding balance of the income for the year, after deduction of the accumulated losses and the provision for income and social contribution taxes, pursuant to the legal format and limits.

Paragraph 2 - The remaining profit balance, if any, shall be appropriated as the General Meeting so determines, and any withholding of income for the year by the Company shall mandatorily have attached to it a budget proposal previously approved by the Board of Directors. In case the profits reserve balance exceeds the capital stock, the General Meeting shall resolve on the use of such excess for payment or increase of the capital stock or also for distribution of dividends to shareholders.

Article 38 – As proposed by the Board of Executive Officers, approved by the Board of

Directors, ad referendum by the General Meeting, the Company may pay or credit interest to shareholders, as interest on equity of the latter, subject to applicable legislation. Any possible amounts thus disbursed may be attributed to the mandatory dividend amount set forth in these Bylaws.

Paragraph 1 - In the event interest is credited to shareholders in the fiscal year and appropriated to the mandatory dividend amount, shareholders shall be paid with the dividends they are entitled to, and shall also be entitled to the payment of any possible remaining balance. In the event dividends are lower than the amount credited to shareholders, the Company may not charge the remaining balance from shareholders. Paragraph 2 - The effective payment of interest on equity, after being credited during the fiscal year, shall be made upon Board of Directors’ resolution, in the fiscal year or in the following year, but never after the dividend payment dates.

Article 39 - The Company may prepare six-month balance sheets or balance sheets in shorter periods, and state, upon the Board of Directors resolution:

(i)	the payment of dividends or interest on equity, to the account of income earned in the six month balance sheet, attributed to the mandatory dividend amount, if any;
(ii)	the dividend distribution in periods shorter than six (6) months, or interest on equity, attributed to the mandatory dividend amount, if any, provided that the total dividends paid in each half of the fiscal year does not exceed the capital reserve amounts; and
(iii)	the payment of interim dividends or interest on equity, to the account of retained earnings or profits reserve in the latest balance sheet for the year or for the six-month period, attributed to the mandatory dividend amount, if any.

Article 40 - The General Meeting may resolve on capitalization of profits or capital reserves, including those stated in interim balance sheets, subject to applicable legislation.

Article 41 - Any dividends not received or claimed shall expire within three (3) years, counted from the date in which they were made available to the shareholders, and shall inure to the benefit of Company.

CHAPTER VII

DISPOSAL OF OWNERSHIP CONTROL, DELISTING AS A PUBLICLY-HELD COMPANY, AND DELISTING FROM THE NOVO MERCADO

Article 42 - The direct or indirect Disposal of the Company’s ownership control (as defined in Paragraph 1 of this Article), either through a single or successive operations, shall be contracted under either a suspensive or resolutory condition that the Ownership Control buyer be obliged to carry out a Public Tender Offer (“PTO”) for acquisition of shares owned by other shareholders, subject to any conditions and terms set forth in legislation in force and in the regulation in force and the Novo Mercado Regulation, so that such shareholders are entitled to a treatment equal to that of the Shareholder Controlling Seller (as defined in Paragraph 1 of this article).

Paragraph 1 - For purposes of these Bylaws, the expressions below started in capital letters shall have the following meanings: “Controlling Shareholder” means shareholder (s) or Group of Shareholders that owns the Company's Control. "Controlling Shareholder Seller" means the controlling shareholder when it promotes the sale of the Company's control. “Control Shares" means the block of shares that ensures, directly or indirectly, its holder(s) the individual and/or combined control of the Company. "Acquirer" means one for whom the Controlling Shareholder transfers securities that may result in a Transfer of Control of the Company. "Transfer of Control of the Company" means the transfer to third persons, against payment, of the Control Shares, securities convertible into shares with voting rights, assignment of subscription rights to shares or other securities or rights to securities convertible into shares issued by the Company that may result in acquisition of Control by the Buyer. “Group of Shareholders” means a group of people who are (i) pegged by agreements or contracts of any nature, either directly or by means of Controlled Companies, Controlling Parties or Under Common Control; or (ii) among which there is controlling relationship; or (iii) under common control. "Control" means the power effectively used by shareholders to manage the activities and guide the organs of the Company, directly or indirectly, in fact or law, regardless of ownership interest held. "Economic Value" means the value of the company and its shares to be determined by a specialized company, by using recognized methodology or based on other criteria that may be defined by the CVM. Paragraph 2 – In the event the acquisition of control also subjects the Control Buyer to the obligation of carrying out a Public Tender Offer required pursuant to Article 43 of these Bylaws, the purchase price shall be the highest among those determined in conformity with this Article 42 and Article 43, Paragraph 2 of these Bylaws.

Article 43 – Any person or shareholder who purchases or becomes the holder of shares issued by the Company, in a number equal to or higher than twenty percent (20%) of the total shares issued by the Company shall, within no longer than sixty (60) days counted from the acquisition date or the event giving rise to the ownership of shares in a number equal to or higher than twenty percent (20%) of the total shares issued by the Company, carry out or request the registration of, as the case may be, a Public Tender Offer of all shares issued by the Company, subject to the applicable CVM regulation, the Novo Mercado Regulation, other B3 regulations and the provisions of this Article.

Paragraph 1 - The Public Tender Offer shall be: (i) equally addressed to all Company’s shareholders; (ii) carried out in an auction to be held at B3; (iii) placed by the price determined in conformity with the provisions of Paragraph 2 of this Article; and (iv) paid on demand, in local legal tender, upon the acquisition of shares issued by the Company in the Tender Offer.

Paragraph 2 - The purchase price in the Public Tender Offer for each share issued by the Company may not be lower than the highest amount between (i) one hundred and twenty-five percent (125%) of the highest unit quotation reached for the shares issued by the Company during the twelve (12) month period prior to the Public Tender Offer in any stock exchange in which the Company’s shares are traded; (ii) one hundred and twenty-five percent (125%) of the highest unit price paid by the Buying Shareholder, at any time, for a share or a share lot issued by the Company; (iii) the Economic Value determined in the appraisal report.

Paragraph 3 - Any shareholders who are holders of shares representing at least ten percent (10%) of capital stock may request a new appraisal report to be prepared in the same format as that referred to in item (iii) of Paragraph 2 of this Article, but by a different institution. (I) In case the new appraisal report determines a price per share lower than the one calculated as set forth in Paragraph 2 of this Article, the higher price shall prevail and the shareholders who requested the new appraisal report shall be fully liable for its costs proportionally to their interest in the Company’s capital stock. (II) In case the appraisal report as set forth in this Paragraph determines a price per share higher than that obtained as set forth in Paragraph 2 of this Article, the Buyer may: (1) waiver the Public Tender Offer and agree to dispose the excess interest within three months counted from the acquisition, and any costs on the preparation of new appraisal report must be fully paid by the shareholders who requested its preparation, proportionally to their interest in the Company’s capital stock; (2) carry out the Public Tender Offer for the price per share stated in the new appraisal report, and any costs on the preparation of new appraisal report must be fully paid by the Company.

Paragraph 4 - In the event the Public Tender Offer price is revised, as set forth in Paragraph 3 of this Article, and provided that there is no waiver from the Buyer, the auction shall start at the new price, and a material fact shall be published to report the price revision and the maintenance or waiver of the Public Tender Offer.

Paragraph 5 - Upon revision of the Public Tender Offer price, the following procedure shall be adopted:

(i)	the request for a new appraisal report on the price per Company’s share, based on the Economic Value, duly documented and supported by evidence showing the flaw or inaccuracy of the calculation methodology employed or the evaluation criterion adopted, shall be carried out within fifteen (15) days counted from the disclosure of the Public Tender Offer amount, and shall interrupt the registration process or, in case such registration is already granted, it shall interrupt the Public Tender Offer notice period, postponing the respective auction, and the Buying Shareholder shall arrange for the publication of a material fact reporting such postponement and the date stated for the holding of the Board of Directors’ meeting which shall choose a specialized company to prepare the new appraisal report;
(ii)	in case the Board of Directors decides that a new appraisal of the Company shall not be prepared, the registration process or the Public Tender Offer itself shall be resumed for the remaining period, as the case may be, and, for the latter, the Buying Shareholder shall arrange for the publication of a material fact with the new auction date;
(iii)	in case the appraisal report determines an amount equal to or lower than the Public Tender Offer value obtained as set forth in Paragraph 2 of this Article, the registration process or the Public Tender Offer itself shall be resumed for the remaining period, as the case may be, and, for the latter, the Buying Shareholder shall arrange for the publication of a material fact with the new auction date;
(iv)	in case the appraisal report determines an amount higher than the Public Tender Offer value obtained as set forth in Paragraph 2 of this Article, the Buying Shareholder shall publish, within five (5) days counted from the submission of the appraisal report, a material fact stating its position to maintain or waive the Public Tender Offer, by clarifying, for the first case, that it will resume the registration process, or of the Public Tender Offer itself for the remaining period, as the case may be, and, for the latter, the Buyer shall arrange for the publication of a material fact with the new auction date and the new price;
(v)	the fifteen (15) day period referred to in item (i) of this Paragraph 5 shall only start after the original appraisal report is delivered to CVM, or after it is made available as set forth in item (viii) of this Paragraph 5, if it comes first, and the Buying Shareholder shall publish a material fact reporting such delivery;
(vi)	the Board of Directors’ meeting resolving on a new appraisal shall nominate the institution in charge for the preparation of such appraisal report, approve the related fees, establish a period no longer than thirty (30) days for conclusion of services, and determine that the appraisal report be forwarded to the Company, for the attention of its Investor Relations Officer, to the stock exchange in which the auction is to be held, and to CVM, in addition to being sent to CVM electronic mail in the specific format determined by CVM;
(vii)	the institution in charge for preparing the appraisal report shall also, on the same date it forwards the appraisal report to CVM, inform the intermediate institution operating in the Public Tender Offer, as set forth in Article 4, IV of CVM Instruction

No. 361, of March 5, 2002 (“CVM Instruction 361”), the outcome of such appraisal, so that such institution and the Buying Shareholder adopt any applicable measures among those set forth in items (iii) and (iv) of this Paragraph 5;

(viii)	the appraisal report referred to in this Paragraph 5 shall be made available in the same locations, and in the same format, of the appraisal report referred to in Article 8 of CVM Instruction 361; and,
(ix)	the minutes of the Board of Directors’ meeting referred to in this Paragraph 5 shall necessarily state the names of the shareholders who requested the new appraisal, for effects of the possible application of the provision in Paragraph 3, (I) and (II.2) of this Article 43.

Paragraph 6 - The Public Tender Offer mentioned in the main provision of this Article shall not exclude the possibility of another shareholder of the Company or, if applicable, the Company itself, to prepare a concurrent Public Tender Offer, pursuant to applicable regulation.

Paragraph 7 - The Buyer shall be obliged to comply with any possible CVM requests or requirements, related to the Public Tender Offer, made based on and within the deadlines set forth in applicable regulation.

Paragraph 8 - In the event the Buyer fails to comply with any obligations imposed by this Article, including those related to the compliance with deadlines for (i) carrying out or requesting registration of the Public Tender Offer; or (ii) complying with any possible CVM requests or requirements, or with any obligations provided for by Article 52 of these Bylaws, the Company’s Board of Directors shall call an Extraordinary General Meeting, in which the Buyer may not vote, in order to resolve on the suspension of the exercise of the rights of the Buyer who failed to comply with any obligation imposed by this Article, provided for by Article 120 of Brazilian Corporations Act, without prejudice to the Buyer’s liability for any losses and damages caused to other shareholders arising from such noncompliance with obligations imposed by this Article.

Paragraph 9 - Any Shareholder or person acquiring or becoming the holder of other rights, including usufruct or trust, on the shares issued by the Company in a number equal to or higher than twenty percent (20%) of the total shares issued by the Company, shall be equally obliged to carry out or request the registration, as the case may be, of a Public Tender Offer, within no longer than sixty (60) days counted from the date of such purchase or the event which gave rise to the holding of such rights on shares in an amount equal to or higher than twenty percent (20%) of the total shares issued by the Company, pursuant to the provisions in this Article.

Paragraph 10 - The obligations stated in Article 254-A of the Brazilian Corporations Act and Article 42 of these Bylaws do not release the Buying Shareholder from complying with any obligations stated in this Article, except for the provisions in Articles 50 and 51 of these Bylaws.

Paragraph 11 - The provision in this Article shall not apply in the event of a person becoming the holder of shares issued by the Company in a number higher than twenty percent (20%) of the total shares issued, arising from: (i) any legal succession, under the condition that the shareholder disposes of any excess shares within sixty (60) days counted from the material event; (ii) any amalgamation of another company by the Company; (iii) the merger of shares of another company by the Company; or (iv) the subscription of Company’s shares, carried out at a single primary issue, which has been approved in a Company’s Annual General Meeting called by its Board of Directors, and whose capital increase proposal has determined the issue price of shares based on the Economic Value obtained from a valuation report on the Company conducted by a specialized company with proven experience in the evaluation of publicly-held companies.

Paragraph 12 - For calculation of the percentage of twenty percent (20%) of the total shares issued by the Company described in the main provision of this Article, any involuntary additions to ownership interest arising from cancellation of treasury shares or decrease in the Company’s capital stock with the cancellation of shares shall not be computed.

Paragraph 13 - In the event the CVM regulation applicable to Public Tender Offer set forth in this Article determines the adoption of a calculation criterion to define the purchase price of each Company’s share in the Public Tender Offer which gives rise to a purchase price higher than that defined in Paragraph 2 of this Article, then the purchase price calculated pursuant to CVM regulation shall prevail for holding the Public Tender Offer set forth in this Article.

Paragraph 14 - Any change which restricts the shareholders’ right to carry out the Public Tender Offer set forth in this Article, or the exclusion of this Article, shall oblige the shareholders who voted for such change or exclusion at a General Meeting to carry out the Public Tender Offer set forth in this Article, in conformity with the provisions in Paragraph 3 of Article 10 of these Bylaws.

Article 44 – The Public Tender Offer, to be carried out by the Controlling Shareholder, or the Company for the Company’s deregistration as a publicly-held company must be conducted at a fair price, as per the applicable law and regulations.

Article 45 – Voluntary delisting from the Novo Mercado may occur (i) regardless of any public tender offer, if the exemption is approved by the shareholders meeting of the Company, pursuant to article 12, x, of these Bylaws, or (ii) if no exemption is given, if preceded by a public tender offer that follows the procedures established in CVM regulations for public tender offers for cancellation of registration as publicly-held company and the following requirements:

(i)	the price offered must be fair and so it is possible to request fresh valuation by the Company, as established in article 4 - A of Law 6,404/76; and
(ii)	shareholders holding more than one-third (1/3) of outstanding shares shall accept the public tender offer or expressly agree with the delisting from the segment without selling their shares.

Paragraph 1 – For the purposes of this Article 45, outstanding shares refer only to the shares whose holders expressly agree with the delisting from the Novo Mercado or meet the requirements to participate in the public tender offer, as per CVM regulations applicable to public tender offers of companies for cancellation of registration as publicly held companies.

Paragraph 2 – If the abovementioned quorum is reached: (i) shareholders who accepted the public tender offer cannot be submitted to apportionment in the sale of their ownership interest, in accordance with the procedures for the waiver of the limits established in CVM regulations applicable to public tender offers, and (ii) the offeror is obliged to acquire the remaining outstanding shares within one (1) month from the date of the auction, at the final price of the public tender offer, adjusted for inflation until the effective payment date, as per the notice of auction and the regulations in force, which shall occur within fifteen (15) days from the date of exercise of the right by shareholders.

Article 46 – In the event of absence of a Controlling Shareholder when there is a decision to Company’s delisting from the Novo Mercado for its securities registration for trading outside the Novo Mercado or for corporate restructuring in which the Company’s shares resulting from such restructuring are not admitted for trading in the Novo Mercado, within 120 (one hundred twenty days) from the date of the Extraordinary General Meeting which has approved the transaction, the Company’s delisting shall be conditioned to the carrying out of a Public Tender Offer as set forth in Article 4245 of these Bylaws.

Paragraph 1 – This General Meeting shall define the responsible for the Public Tender Offer. The responsible must be an attendee at the General Meeting and shall expressly assume the obligation to conduct the Public Tender Offer.

Paragraph 2 – In the absence of a responsible for the Public Tender Offer, in the event of a corporate restructuring in which the securities of the resulting Company are not admitted for trading in the Novo Mercado, the Public Tender Offer shall be carried out by the shareholders who have voted in favor of the respective resolution at the General Meeting.

Paragraph 3 – The public tender offer for the purposes envisaged in this Article will follow the procedures for holding a public tender offer for cancellation of registration as a publicly-held company.

Article 47 – If there is no Controlling Shareholder and B3 determines that the securities issued by the Company have their trading interrupted in the Novo Mercado in view of noncompliance with the obligations stated in the Novo Mercado Regulation, the Board of Directors’ Chairman shall call an Extraordinary General Meeting to replace the whole Board of Directors within two (2) days from such determination, and this period shall only compute the days in which the newspapers usually used by the Company are published.

Paragraph 1 - In the event the Board of Directors’ Chairman fails to call the Extraordinary General Meeting referred to in the caput of this Article within the established period, such Meeting may be called by any shareholder of the Company.

Paragraph 2 - The new Board of Directors elected at the Extraordinary General Meeting referred to in the caput and in Paragraph 1 of this Article shall remedy any noncompliance with the obligations stated in the Novo Mercado Regulation as soon as possible or within a new deadline granted by B3 for this purpose, whichever is shorter.

Article 48 - In the event of Company delisting from the Novo Mercado in view of any noncompliance with obligations stated in the BM&FBOVESPA’s Novo Mercado Regulation, that delisting shall be preceded by a Public Tender Offer, as provided in Article 45 of these Bylaws and subject to the applicable law and regulations.

Paragraph 1 – The Controlling Shareholder shall carry out the Public Tender Offer referred in the caput of this article.

Paragraph 2 - If there is no Controlling Shareholder and the delisting from Novo Mercado arises from a General Meeting resolution, the Public Tender Offer shall be carried out by the shareholders who voted at the General Meeting in favor of the matter that implied the noncompliance with obligations stated by the Novo Mercado Regulation.

Paragraph 3 - If there is no Controlling Shareholder and the delisting from Novo Mercado arises from any management’s act or fact, the management shall call a General Meeting to discuss on how to remedy the noncompliance with Novo Mercado Regulation, or to deliberate on the delisting.

Paragraph 4 – In the event the General Meeting provided in Paragraph 3 above deliberates for the Company’s delisting from the Novo Mercado, the General Meeting shall define the responsible for the Public Tender Offer as provided in the caput. The responsible must be an attendee at the General Meeting and shall expressly assume the obligation to conduct the Public Tender Offer.

Article 49 - The appraisal report of the Company to determine the fair price and/or the Economic Value, as applicable, shall be prepared by a specialized company, with proven experience and independence from the Company, its management and/or Controlling Shareholders. The appraisal report shall also comply with the requirements of Paragraph 1 of Article 8 of the Brazilian Corporations Act and include the obligation set forth in Paragraph 6 of the same Article 8.

Sole Paragraph – Any costs on the preparation of the appraisal report shall be fully paid by the responsible for the public tender offer, as the case may be, except for the provision in Paragraph 3 of Article 43 of these Bylaws.

Article 50 – A single Public Tender Offer, aiming more than one of the purposes set forth in this Chapter VII, in the Novo Mercado Regulation or in the regulation issued by the CVM, shall be permitted, provided that procedures are compatibles with all types of Public Tender Offers and there is no loss to the offer addressees and CVM approval is obtained if required by applicable legislation.

Article 51 - The Company or the shareholders in charge for the Public Tender Offer set forth in this Chapter VII, in the Novo Mercado Regulation or in the regulation issued by the CVM, may ensure its completion by any shareholder, third party or, as the case may be, by the Company. The Company or the shareholder, as the case may be, shall not be released from the obligation of completing the Public Tender Offer until it is conclusion in compliance with the applicable legislation.

Article 52 - Any shareholder or third person who has subscribed and/or purchased shares issued by the Company in a number equal to, or higher than, eight percent (8%) of the Company’s corporate capital, and that is willing to purchase additional shares issued by the Company at the stock exchanges, shall be obliged to, prior to each new purchase, report its intention, in writing, to the Company, with at least three (3) business days in advance as of the date of the new purchase of shares, always subject to the provisions of the applicable legislation and CVM and B3 regulations.

CHAPTER VIII

COURT OF ARBITRATION

Article 53 – The Company, its shareholders, managers and member and deputy members of the audit board, if any, agree to settle, by means of arbitration, before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), under its regulation, any and all controversies that might arise among them, either related to, or arising from, their condition as issuer, shareholders, managers and audit board members, especially, arising from the provisions stated in Law 6,385/76, Law 6,404/76, in Company’s Bylaws, rules issued by the Brazilian Monetary Council, Central Bank of Brazil or the Securities and Exchange Commission of Brazil, as well as the other rules applicable to the capital markets operation in general, addition to those contained in The Novo Mercado Regulation, other B3 regulations and the Agreement for Novo Mercado Membership.

Paragraph 1 – Without prejudice to the validity of this arbitration clause, the request of emergency measures by the parties to the Judiciary, where applicable, shall observe the provisions stated in the Arbitration Regulation of the Market Chamber of Arbitration.

Paragraph 2 – The investiture of Executive Officers and members of the Board of Directors is subject to their signing the instrument of investiture, which must include their agreement with the arbitration clause provided for in this Article 53.

CHAPTER IX

WINDING-UP OF THE COMPANY

Article 54 - The Company shall be liquidated in the cases provided by the law, and the General Meeting shall be responsible for choosing the liquidator or liquidators, as well as the Fiscal Council that will operate during such period, subject to any legal requirements.

CHAPTER X

FINAL AND TEMPORARY PROVISIONS

Article 55 - Any cases not provided for herein shall be settled by the General Meeting and governed in accordance with the provisions of the Brazilian Corporations Act and of the Novo Mercado Regulation.

Article 56 – The Company shall not grant loans or guarantees of any kind to third parties, in any modality, for businesses that are alien to the business purpose.

Article 57 - The Company shall comply with the shareholders’ agreements filed in its head office, and any transfer of shares and computation of votes cast in the General Meeting or Board of Directors’ meeting contrary to their provisions shall be barred.

Article 58 - The provisions of Articles 43 and 52 of these Bylaws shall not apply to the current shareholders already owning a number equal to or higher than twenty percent (20%) and eight percent (8%), respectively, of the total shares issued by the Company and its successors on the publication date of the Notice of Commencement of Public Primary and Secondary Distribution of Shares issued by Totvs S.A. (“Initial Offering Notice”), regarding the public offering of shares issued by the Company, subject to CVM Process No. RJ/2005-09750 of December 21st, 2005, (“Public Offering”) and shall be applied only to investors that acquires shares and become shareholders of the Company after the effective date of the Company’s adhesion and listing to the Novo Mercado standards.

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